Filed Pursuant to Rule 424(b)(3)

Registration No. 333-178333 and

Nos. 333-178333-01 through 333-178333-12

Prospectus Supplement No. 13

(To Prospectus dated December 29, 2011)

Horizon Lines, Inc.

Common Stock, Warrants, 6.00% Series A Convertible Secured Notes due 2017 and 6.00%

Series B Mandatorily Convertible Secured Notes due 2017

This Prospectus Supplement No. 13 supplements and amends the prospectus dated December 29, 2011, as supplemented by Prospectus Supplement No. 1 dated January 12, 2012, Prospectus Supplement No. 2 dated January 30, 2012, Prospectus Supplement No. 3 dated February 24, 2012, Prospectus Supplement No. 4 dated March 28, 2012, Prospectus Supplement No. 5 dated April 11, 2012, Prospectus Supplement No. 6 dated April 13, 2012, Prospectus Supplement No. 7 dated April 24, 2012, Prospectus Supplement No. 8 dated May 7, 2012, Prospectus Supplement No. 9 dated May 9, 2012, Prospectus Supplement No. 10 dated June 7, 2012, Prospectus Supplement No. 11 dated July 6, 2012 and Prospectus Supplement No. 12 dated July 18, 2012 (collectively referred to herein as the “Prospectus”).

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated July 27, 2012, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

See “Risk Factors” beginning on page 18 of the Prospectus dated December 29, 2011, for a discussion of certain risks that you should consider prior to investing in the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is July 27, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2012

HORIZON LINES, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-32627	74-3123672
(State or Other Jurisdiction of Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4064 Colony Road, Suite 200
Charlotte, North Carolina 28211
(Address of Principal Executive Offices, including Zip Code)

(704) 973-7000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director; Appointment of Officer; Compensatory Arrangement for Officer

Change of Control Severance Agreement

On July 25, 2012, the Board of Directors (the “Board”) of Horizon Lines, Inc. (the “Company”) authorized the Company to enter into a Change of Control Severance Agreement, dated July 25, 2012 (the “COC Agreement”) with Michael T. Avara, Executive Vice President and Chief Financial Officer, Brian W. Taylor, Executive Vice President and Chief Operating Officer and Michael F. Zendan II, Senior Vice President, General Counsel and Secretary and certain other officers of the Company. The principal executive officer did not enter into a COC Agreement with the Company, but he has an employment agreement with the Company that includes change of control terms.

The COC Agreements provide that if the executive is terminated without “Cause”, or if the executive terminates his employment for “Good Reason”, within 24 months of a “Change of Control” (as those terms are defined in the COC Agreement), the executive will be entitled to receive:

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a cash lump sum severance payment equal to two times the sum of: (A) the executive’s annual base salary in effect immediately before his or her termination, and (B) the executive’s annual target bonus opportunity for the fiscal year in which the severance payment is triggered;

•	full vesting of the executive’s equity awards outstanding on the termination date and not otherwise vested;

•	a cash lump sum payment equal to the total premiums the executive would have been required to pay for 18 months of COBRA continuation coverage for himself or herself, plus any eligible dependents;

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continued participation for the executive and his or her eligible dependents in the Company’s optional life insurance and optional personal accident plans for two years following the executive’s termination date; and

•	outplacement services incurred of up to $25,000 for the period ending one year after the termination date.

The executive shall be eligible to receive the payments and benefits under the COC Agreement if the executive executes a release in favor of the Company and enters into a noncompete, nonsolicitation and nondisclosure agreement in favor of the Company.

If the payments or benefits received by any executive under the COC Agreement and any other compensation arrangement would be subject to the tax imposed by Section 4999 of the Internal Revenue Code, then the payments and benefits the executive is entitled to under the COC Agreement will be reduced such that no portion of the total payments the executive will receive under the COC Agreement and any other arrangement are subject to the excise tax, but only if the net amount of such reduced payments after taxes is greater than or equal to the net amount after taxes of such payments without such reduction.

The term of each COC Agreement will end on December 31, 2013, and shall automatically be extended for additional one-year periods, unless 90 days prior to the end of the term, the Company or the executive shall give notice to the other party not to extend the term. However, the term shall immediately expire if the executive is terminated by the Company for any reason prior to a Change of Control. Further, in the event of a Change of Control, the term shall automatically be extended to the second anniversary of the Change of Control, and the term shall not end during the severance period of an executive.

Any payments an executive receives under the COC Agreement will be in lieu of any similar severance or termination compensation such that there will be no duplication of severance payments or benefits.

The foregoing summary of the COC Agreement is qualified in its entirety by reference to the full text of the COC Agreement, a form of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Amendment to Executive Severance Plan

On July 25, 2012, the Board authorized the Company to amend the Executive Severance Plan to provide that if an executive is a party to a COC Agreement, it will not preclude the executive from being eligible to participate in the Executive Severance Plan.

2012 Incentive Compensation Plan

On July 25, 2012, the Board adopted the 2012 Incentive Compensation Plan (the “2012 Plan”) to provide employees of the Company and its affiliates the opportunity to earn equity and other incentive compensation. The Board also reserved and authorized 4,450,000 shares of the Company’s common stock for issuance pursuant to awards to be granted under the 2012 Plan. The 2012 Plan does not replace or supersede the Company’s 2009 Incentive Compensation Plan, and approximately 35,000 shares of the Company’s common stock remain authorized and available for issuance under the 2009 plan.

The following types of awards may be granted under the 2012 Plan:

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Performance Grants. Performance grants may be paid in cash, stock or a combination of cash and stock as determined by the Compensation Committee of the Board (the “Committee”). Each performance grant will include the performance goals for the award and the performance criteria with respect to which such goals are to be measured, the target and maximum amounts payable under such award, the period over which the award is to be earned and any other terms of such grant. The Committee shall set the terms of the grant under the 2012 Plan, including the performance goals and criteria and the amount of cash or stock payable under such grant.

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Performance Shares. The Committee may grant performance shares and establish the goals for such shares and the number of shares of stock payable at specified levels of performance. The shares to be paid to a participant under an award will be calculated by measuring the achievement of the performance criteria as established by the Committee. The Committee may increase or decrease the minimum, target or maximum levels with respect to any performance goal after the start of a performance period at its discretion.

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Restricted Stock Awards. The Committee may grant shares of restricted stock and shall establish the terms and conditions upon which the restrictions on the shares shall lapse, which may include the continued performance of services or the achievement of performance conditions established by the Committee.

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Performance Share Units and Restricted Stock Units. The Committee may grant performance share units and restricted stock units and shall establish the terms and conditions upon which the performance share units and restricted stock units shall be earned, vest and be paid. Performance share units may be conditioned upon the achievement of performance conditions and the continued performance of services, as determined by the Committee. The Committee shall establish the terms and conditions upon which the restricted stock units shall vest and be paid. Vesting may be conditioned upon continued performance of services or the achievement of performance conditions or both. Performance share units and restricted stock units may be paid in cash, stock or a combination of cash and stock as determined by the Committee and set forth in the award.

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Stock Options. The Committee may grant nonstatutory stock options with an exercise price of at least 100% of the fair market value of the Company’s stock on the grant date. These options may be exercised in whole or in part at the times specified by the Committee in the grant.

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Stock Appreciation Rights. The Committee may grant stock appreciation rights and tandem rights and shall determine the conditions of such grant. Stock appreciation rights shall allow the participant to receive a cash payment equal to the amount by which the fair market value of the Company’s stock on the date the stock appreciation right is surrendered exceeds the fair market value of the Company’s stock on the date of the grant of the stock appreciation right. A tandem right allows the recipient to surrender all or a portion of the underlying option relating to the same number of shares of stock of the Company as is covered by the tandem right, and to receive a cash payment equal to the amount by which the fair market value on the date of exercise of the Company’s stock covered by the surrendered portion of the option exceeds the exercise price of the Company’s stock covered by the surrendered portion of the underlying option.

•	Director Awards. The Board may grant director awards to non-employee directors in the form of restricted stock, restricted stock units, performance share units, options or stock appreciations rights.

The 2012 Plan will terminate on the close of business on the day immediately following the tenth anniversary of the 2012 Plan’s effective date and no new awards may be granted after its termination. Generally, the Board may terminate the 2012 Plan at any time and may amend the 2012 Plan at any time.

The foregoing summary of the 2012 Plan is qualified in its entirety by reference to the full text of the 2012 Plan, which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Director Restricted Stock Unit Awards

On July 25, 2012, the Board granted each non-employee member of the Board 150,000 restricted stock units pursuant to the terms of the 2012 Plan. The restricted stock units will vest on the following dates if the director is continuously a member of the Board on the following dates: 30,000 restricted stock units on March 31, 2013, 60,000 restricted stock units on March 31, 2014 and 60,000 restricted stock units on March 31, 2015. All of the restricted stock units will be settled in shares of the Company’s stock. All of the unvested restricted stock units shall immediately vest and no longer be subject to restriction immediately prior to a change of control, as defined in the 2012 Plan. All of the restricted stock units carry dividend equivalent rights.

The foregoing summary of the restricted stock units granted to directors is qualified in its entirety by reference to the full text of the form of the Restricted Stock Unit Agreement, which is filed as Exhibit 10.3 hereto and is incorporated by reference herein.

Employee Restricted Stock Unit Awards

On July 25, 2012, the Committee granted certain officers of the Company restricted stock units, subject to the terms of the 2012 Plan, including the following grants to certain executive officers: Michael T. Avara, 616,667 restricted stock units; Brian W. Taylor, 616,667 restricted stock units; and Michael F. Zendan II, 375,000 restricted stock units.

One half of the restricted stock units will vest on the following dates solely if such executive remains in continuous employment with the Company: 61,668 restricted stock units for Mr. Avara and Mr. Taylor and 37,500 restricted stock units for Mr. Zendan, on March 31, 2013; 123,333 restricted stock units for Mr. Avara and Mr. Taylor and 75,000 restricted stock units for Mr. Zendan, on March 31, 2014; and 123,333 restricted stock units for Mr. Avara and Mr. Taylor and 75,000 restricted stock units for Mr. Zendan, on March 31, 2015.

The other half of the restricted stock units will vest on the following dates if such executive remains in continuous employment with the Company and certain performance goals established by the Committee have been met: 61,667 restricted stock units for Mr. Avara and Mr. Taylor and 37,500 restricted stock units for Mr. Zendan, on March 31, 2013; 123,333 restricted stock units for Mr. Avara and Mr. Taylor and 75,000 restricted stock units for Mr. Zendan, on March 31, 2014; and 123,333 restricted stock units for Mr. Avara and Mr. Taylor and 75,000 restricted stock units for Mr. Zendan, on March 31, 2015. If any of the performance based restricted stock units do not vest on their assigned performance date solely because the performance goals are not met, then such restricted stock units shall remain outstanding and be eligible to vest on subsequent vesting dates to the extent the Company achieves the performance goals for such subsequent performance period.

One half of any vested restricted stock units will be settled in shares of the Company’s stock, and the Committee has the discretion to settle the other half of any vested restricted stock in either shares of the Company’s stock, cash or both. All of the unvested restricted stock units shall immediately vest and no longer be subject to restriction immediately prior to a change of control, as defined in the 2012 Plan. All of the restricted stock units carry dividend equivalent rights.

The foregoing summary of the restricted stock units granted to officers is qualified in its entirety by reference to the full text of the form of the Restricted Stock Unit Agreement, which is filed as Exhibit 10.4 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Change of Control Agreement, dated July 25, 2012

10.2	2012 Incentive Compensation Plan

10.3	Form of Restricted Stock Unit Agreement (for directors)

10.4	Form of Restricted Stock Unit Agreement (for officers)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC. (Registrant)

Date: July 27, 2012	By:	/s/ Michael T. Avara
Michael T. Avara
Executive Vice President and Chief Financial Officer

Exhibit Index

10.1	Form of Change of Control Agreement, dated July 25, 2012

10.2	2012 Incentive Compensation Plan

10.3	Form of Restricted Stock Unit Agreement (for directors)

10.4	Form of Restricted Stock Unit Agreement (for officers)

Exhibit 10.1

CHANGE OF CONTROL

SEVERANCE AGREEMENT

This CHANGE OF CONTROL SEVERANCE AGREEMENT is dated July     , 2012, by and between HORIZON LINES, INC., a Delaware corporation (the “Company”), Horizon Lines LLC (an Affiliate of the Company), and                     (the “Executive”).

PURPOSE

In order to induce the Executive to remain in the employment of the Company and its Affiliates in the event of a potential Change of Control (as defined below), the Company desires to enter into this Change of Control Severance Agreement (the “Agreement”) to provide the Executive with certain benefits if the Executive’s employment is terminated in connection with or within a specified period following the occurrence of a Change of Control.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

SECTION 1. Definitions

For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

“Annual Base Salary” means the Executive’s annual base salary in effect immediately before his or her Severance.

“Annual Target Bonus Opportunity” means the amount of the annual cash incentive payable to an Executive under a Company or Affiliate annual incentive plan with respect to a given fiscal year of the Company or Affiliate, as applicable, expressed as a percentage of the Executive’s base salary, assuming that the target level of performance under the plan was achieved.

“Board” means the Board of Directors of the Company.

“Cause” shall mean:

(a) the Executive’s willful and continued failure to attempt in good faith (other than as a result of incapacity due to mental or physical impairment) to substantially perform the duties of his or her position, and such failure is not remedied within 30 days after receipt of written notice from the Board or the Chief Executive Officer specifying such failure;

(b) the Executive’s failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board or the Chief Executive Officer consistent with the duties of his or her position, which is not remedied within 30 days after receipt of written notice from the Board or the Chief Executive Officer specifying such failure;

(c) a material breach by the Executive of the Company’s code of ethics, which is not remedied within 30 days after receipt of written notice from the Board or the Chief Executive Officer specifying such failure;

(d) the Executive’s conviction, plea of no contest or plea of nolo contendere, or imposition of unadjudicated probation for any felony (other than a traffic violation or arising purely as a result of the Executive’s position with the Company or an Affiliate and not in connection with any act or omission of the Executive);

(e) the Executive’s knowing unlawful use (including being under the influence) or possession of illegal drugs; or

(f) the Executive’s commission of a material bad faith act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence, or breach of fiduciary duty, in each case against the Company or any Affiliate.

For the purposes of this definition, no act (or omission) that is (i) taken in good faith and (ii) not adverse to the best interests of the Company or its Affiliates shall be considered to be willful.

“Change of Control” shall have the same meaning as assigned to that term in the Company’s 2009 Incentive Compensation Plan (or any successor to or replacement of such plan).

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means a disability within the meaning of Code section 409A(a)(2)(C) and U.S. Treasury Regulations section 1.409A-3(i)(4) (or any successor provision).

“Effective Date” shall mean July 25, 2012.

“Good Reason” means the occurrence of any of the following events, unless the Executive otherwise consents in writing to such event:

(a) a material diminution in the Executive’s authority, duties or responsibilities or the authority, duties or responsibilities of the supervisor to whom the Executive is required to report (including without limitation in the case of an Executive who reports directly to the Chief Executive Officer of the Company immediately prior to a Change of Control, if, after such Change of Control, such Executive no longer reports directly to the Chief Executive Officer of the Company or its successor);

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(b) a material reduction in the Executive’s annual base salary;

(c) a material reduction in the Executive’s Annual Target Bonus Opportunity as compared to his or her average Annual Target Bonus Opportunity for the three immediately preceding consecutive fiscal years of the Company; or

(d) requiring the Executive to relocate his or her principal place of employment to a location more than fifty (50) miles from the Executive’s current principal place of employment.

The Executive shall provide the Company with a written notice of resignation within ninety (90) days following the occurrence of the event constituting Good Reason and the Company (or its Affiliate, if applicable) shall have a period of thirty (30) days following its receipt of such notice in which to cure such event without such event constituting Good Reason. If the Company (or its Affiliate, if applicable) does not cure the condition or conditions by the end of such thirty (30) day period, the Executive may voluntarily terminate employment within thirty (30) days after the last day of the thirty (30) day cure period. The Executive’s voluntary termination of employment other than in accordance with the requirements of this definition shall not constitute termination for Good Reason.

“Release” means a general release of claims against the Company and the other persons specified therein in the form attached hereto as Exhibit A, or in such other form as is required to comply with applicable law.

“Release Period” means the period described in Section 3.6, no longer than 60 days, commencing on the Severance Date and ending on the expiration of the revocation period for the Release.

“Severance” means (a) the involuntary termination of the Executive’s employment by the Company or any Affiliate thereof, other than for Cause, death or Disability or (b) a termination of the Executive’s employment with the Company and its Affiliates by the Executive for Good Reason, in each case, within 24 months following the occurrence of a Change of Control.

“Severance Date” means the date on which the Executive incurs a Severance.

“Severance Period” means the twenty-four (24) consecutive-month period ending on the second anniversary of the Severance Date.

“Treasury Regulations” means the final, temporary or proposed regulations issued by the Treasury Department and/or Internal Revenue Service as modified in Title 26 of The United States Code of Federal Regulations. Any references made in this Agreement to specific Treasury Regulations shall also refer to any successor or replacement regulations thereto.

SECTION 2. Term of Agreement. The term of this Agreement (the “Term”) will commence on the Effective Date, and will end on December 31, 2013; provided that on December 31, 2013 and on each subsequent anniversary of that date, the Term shall

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automatically be extended for an additional one-year period, unless not later than ninety (90) days prior to the end of the then-current Term, either the Company or the Executive shall have given notice to the other party not to extend the Term. Notwithstanding the foregoing, the Term shall be deemed to have immediately expired without any further action, and this Agreement will immediately terminate and be of no further effect if, prior to a Change of Control, the Executive’s employment is terminated for any reason. Additionally, in the event that a Change of Control occurs during the Term, then the Term shall automatically be extended to the second anniversary of the occurrence of the Change of Control, and may not terminate before such date except in the event that the Executive has a termination of employment with the Company and its Affiliates that does not constitute a Severance. In the event that the Executive experiences a Severance during the Term, the Term shall automatically be extended to the last day of the Severance Period.

SECTION 3. Severance Benefits

3.1 Generally. Subject to Sections 3.6, 5 and 7.2 of this Agreement, the Executive shall be entitled to the severance payments and benefits described below.

3.2 Payment of Accrued Obligations. The Company shall pay to the Executive upon the Executive’s Severance a lump sum payment in cash, paid in accordance with applicable law, as soon as practicable but no later than ten (10) days after the Severance Date, equal to the sum of (a) the Executive’s accrued annual base salary and any accrued vacation pay through the Severance Date, and (b) any annual bonus earned by the Executive but not yet paid as of the Severance Date.

3.3 Severance Payment. Subject to Section 3.6, upon the Executive’s Severance the Executive shall be entitled to receive an amount equal to two (2) times the sum of (a) the Executive’s Annual Base Salary, plus (b) the Executive’s Annual Target Bonus Opportunity for the Company’s (or its Affiliate, if applicable) fiscal year in which the Severance Date occurs, payable in cash in a single lump sum payment on the date that is sixty-one (61) days following the Severance Date.

3.4 Equity Incentive Compensation and Outplacement Services. Subject to Section 3.6, in addition to the benefits provided in Sections 3.3 and 3.5, the Executive shall be entitled to the following benefits upon incurring a Severance.

(a) The Executive shall be immediately vested in all outstanding and unvested equity awards and such equity awards shall be nonforfeitable and payable or exercisable, as applicable, according to the terms of such awards (notwithstanding any other provisions of such award that provide for forfeiture in the event of termination of employment).

(b) The Executive shall be entitled to receive outplacement services of up to $25,000 for the period ending on the first anniversary of the Executive’s Severance Date.

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3.5 Welfare Benefits. Subject to Section 3.6, the Company shall pay to the Executive upon the Executive’s Severance an amount equal to the total premiums the Executive would be required to pay for eighteen (18) months of COBRA continuation coverage under the Company’s health benefit plan (i.e., medical, dental and vision coverage), determined using the COBRA premium rate in effect for the level of coverage that the Executive has in place immediately prior to the Severance Date (the “COBRA Payment”). The Company shall pay the COBRA Payment in cash in a single lump sum on the date that is sixty-one (61) days following the Severance Date. The Executive shall not be required to purchase COBRA continuation coverage in order to receive the COBRA Payment nor shall the Executive be required to apply the COBRA Payment to payment of applicable premiums for COBRA continuation coverage. In addition, during the Severance Period the Company shall permit the Executive (and his or her eligible dependents) to participate in any optional life insurance and optional personal accident plans of the Company for which senior executives of the Company are eligible, to the same extent and at the same premium rates as if the Executive had continued to be an employee of the Company during the Severance Period. The coverage period for purposes of COBRA continuation requirements of Section 4980B of the Code shall commence on the day immediately following the Severance Date.

3.6 Release and Restrictive Covenant Agreement. The Executive shall be eligible to receive the payments and other benefits under this Agreement (other than payments under Section 3.2) only if after the Severance Date (a) the Executive first executes the Release in favor of the Company and others attached hereto as Exhibit A, and (b) the Executive first executes the Noncompete, Nonsolicitation and Nondisclosure Agreement attached hereto as Exhibit B, and the Release has not been revoked by the Executive, by the sixtieth (60th) day following the Severance Date. If the Executive does not execute and return the agreements such that either or both agreements do not become effective (or, in the case of the Release, is revoked) within the 60-day period immediately following the Severance Date, the Executive shall not be entitled to any payments or benefits under this Agreement (other than payments under Section 3.2).

3.7 Forfeiture. If the Executive is found in a judgment no longer subject to review or appeal to have breached the obligations set forth in the Noncompete, Nonsolicitation and Nondisclosure Agreement, then the Executive shall immediately forfeit any amounts payable or benefits to be received and shall promptly reimburse the Company any amounts actually paid to the Executive pursuant to this Agreement (other than payments made pursuant to Section 3.2).

3.8 No Duplication of Benefits. Except as otherwise noted herein, during the Term of this Agreement the compensation to be paid to the Executive hereunder will be in lieu of any similar severance or termination compensation (compensation based directly on the Executive’s annual salary or annual salary and bonus) to which the Executive may be entitled under any other Company or Affiliate severance or termination agreement, plan, program, policy, practice or arrangement (including, without limitation, the Company’s Executive Severance Plan and the Severance Plan for Eligible Employees of Horizon Lines, Inc. and its Subsidiaries and Affiliates (collectively, the “Severance

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Plans”)). The Executive affirmatively waives any rights he may have to payments or benefits provided under the Severance Plans to the extent the Executive receives similar payments or benefits under this Agreement. The Executive’s entitlement to any compensation or benefits of a type not provided in this Agreement will be determined in accordance with the Company’s or its Affiliates’ employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

3.9 No Mitigation or Offset. In the event of any termination of the Executive’s employment, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company and its Affiliates to Executive under this Agreement.

SECTION 4. Golden Parachute Tax. Notwithstanding any other provisions of this Agreement, in the event that any payment, benefit, property or right received or to be received by Executive in connection with a Change of Control or Executive’s termination of employment in respect of a Change of Control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or an Affiliate) (collectively, the “Total Payments”) would be subject (in whole or part) to the tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), then the payments and benefits provided under this Agreement that are subject to the Excise Tax (the “Parachute Payments”) and which are payable in cash shall first be reduced, and the noncash Parachute Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payment without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments).

SECTION 5. Death During the Severance Period. If the Executive dies during the Severance Period, any unpaid amounts shall be paid to the Executive’s estate within ten (10) days following the Executive’s death. The Executive’s right to outplacement services described in Section 3.4(b) and continued participation in the life insurance and accident plans described in Section 3.5 shall terminate as of the date of the Executive’s death.

SECTION 6. Amendments; Waiver. This Agreement contains the entire agreement of the parties with respect to severance payments and benefits payable in connection with a Severance. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

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SECTION 7. General Provisions.

7.1 Except as otherwise provided herein or by law, no right or interest of the Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of the Executive under this Agreement shall be liable for, or subject to, any obligation or liability of such Executive. When a payment is due under this Agreement to the Executive and the Executive is unable to care for his or her affairs, payment may be made directly to his or her guardian or personal representative.

7.2 If the Company or any Affiliate thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any Affiliate thereof is obligated by law or by contract to provide advance notice of separation (“Notice Period”), then any severance pay under this Agreement shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period. If the Executive is entitled to benefits under the Workers Adjustment Retraining Notification Act of 1988, or any similar state or local statute or ordinance (collectively the “WARN Act”), severance pay under this Agreement shall be reduced dollar-for-dollar by any benefits received pursuant to the WARN Act.

7.3 Neither this Agreement, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving the Executive, or any person whomsoever, the right to be retained in the service of the Company or any Affiliate thereof, and the Executive shall remain subject to discharge to the same extent as if this Agreement had never existed.

7.4 If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.

7.5 This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including the Executive, present and future, and any successor to the Company.

7.6 The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

7.7 The Agreement shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Agreement is funded, the Executive shall not have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Agreement. For purposes of clarity, nothing in this Section 7.7 shall be construed to relieve the Company or its Affiliates from their obligations to the Executive pursuant to this Agreement.

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7.8 All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent:

(i) To the Executive, at:

Last address in records of the Company

(ii) To the Company or Horizon Lines LLC, at:

Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, NC 28211

Attention: General Counsel

Telecopy: 704-973-7010

7.9 This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of North Carolina, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

7.10 The Company may withhold from any payments due to the Executive hereunder such amounts as are required to be withheld under applicable federal, state and local tax laws.

SECTION 8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to severance protection in connection with a Change of Control.

SECTION 9. No Gross-Up Payments. In no event shall the Executive be entitled to any gross-up payment with respect to any taxes incurred as a result of the payments or benefits provided to the Executive pursuant to this Agreement.

SECTION 10. Disputes.

10.1 Except as provided in the Noncompete, Nonsolicitation and Nondisclosure Agreement, any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of any party to this Agreement, be finally determined and settled by arbitration in Charlotte, North Carolina in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

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10.2 If, with respect to any alleged failure by the Company or Horizon Lines LLC to comply with any of the terms of this Agreement, the Executive hires legal counsel with respect to this Agreement or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his rights under, or recover damages for breach of this Agreement, and thereafter the Company or Horizon Lines LLC is found in a judgment no longer subject to review or appeal to have breached this Agreement in any material respect, then the Company or Horizon Lines LLC (but not both) shall reimburse the Executive for his actual expenses for attorneys’ fees and disbursements within thirty (30) days following receipt of any invoice for such expenses.

SECTION 11. Section 409A of the Code.

11.1 It is intended that this Agreement shall comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations relating thereto, so as not to subject the Executive to the payment of additional taxes and interest under Section 409A of the Code. This Agreement shall be interpreted, operated, and administered in a manner consistent with and in furtherance of this intent. Notwithstanding the foregoing, to the extent any payment or benefit under this Agreement is subject to the additional taxes and interest under Section 409A of the Code, the Executive shall be solely liable for the payment of such taxes and interest.

11.2 Any payment required under this Agreement that is payable in installment payments shall be deemed to be a separate payment for purposes of Section 409A of the Code and the Treasury Regulations thereunder.

11.3 Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Executive’s termination of employment with the Company or its Affiliates or an Executive unless the Executive’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code). In addition, no such payment or distribution will be made to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service to be a “specified employee” within the meaning of that term under Section 409A(a)(2) of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid (without interest) to the Executive in a lump sum upon expiration of such six-month period (or if earlier upon the Executive’s death).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

HORIZON LINES, INC.

Samuel A. Woodward President & Chief Executive Officer

HORIZON LINES LLC

Samuel A. Woodward President & Chief Executive Officer

EXECUTIVE

[NAME]

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EXHIBIT A

RELEASE AGREEMENT

(To be signed after the Severance Date)

In return for payment of severance benefits pursuant to the Change of Control Severance Agreement between Horizon Lines, Inc., and me (the “COC Severance Agreement”), I hereby generally and completely release Horizon Lines, Inc. (“Horizon Lines”), its parent and subsidiary entities (collectively the “Company”), and its or their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively “Released Parties”), from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release Agreement (the “Agreement”). This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements (to the extent permitted by applicable law), severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including without limitation claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and any similar laws in other jurisdictions; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising after the date I sign this Agreement.

This Agreement includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between employer and employee, including but not limited to the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

I acknowledge and represent that I have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party. I also acknowledge and represent that I have not been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction.

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I agree that I am voluntarily executing this Agreement. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended by the Older Workers Benefit Protection Act of 1990, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this paragraph does not apply to any rights or claims that may arise after the date I sign this Agreement; (b) I have been advised to consult with an attorney prior to signing this Agreement; (c) if a “Severance” (as defined in the IOC Severance Agreement) involves an employment termination program, I have received a disclosure from the Company that includes a description of the class, unit or group of individuals covered by the program, the eligibility factors for such program, and any time limits applicable to such program and a list of job titles and ages of all employees selected for this group termination and ages of those individuals in the same job classification or organizational unit who were not selected for termination; (d) I have at least twenty-one (21) or forty-five (45) days, depending on the circumstances of my Severance, from the date that I receive this Release (although I may choose to sign it any time on or after my Severance Date (as defined in the COC Severance Agreement)) to consider the release; (e) I have seven (7) calendar days after I sign this Release to revoke it (“Revocation Period”) by sending my revocation to the Vice President of Human Resources in writing at 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211; fax 704-973-7034.; and (f) this Agreement will not be effective until I have signed it and returned it to the Company’s Corporate Secretary and the Revocation Period has expired.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[INSERT EXECUTIVE’S NAME]	Date

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EXHIBIT B

NONCOMPETE, NONSOLICITATION AND NONDISCLOSURE AGREEMENT

This NONCOMPETE, NONSOLICITATION AND NONDISCLOSURE AGREEMENT is dated                     , by and between HORIZON LINES, INC., a Delaware corporation and [EXECUTIVE] (the “Executive”).

1. In exchange for the payments and benefits provided to [EXECUTIVE] pursuant to the Change of Control Severance Agreement, dated July     , 2012 (the “COC Severance Agreement”) the undersigned agrees as follows. Any capitalized terms not defined herein shall have the meanings ascribed to them under the COC Severance Agreement.

(a) For a one (1) year period following a Severance, the Executive shall be prohibited from engaging in Competition with the Company, and its subsidiaries and affiliates (collectively, the “Company”). The term “Competition” for purposes of this Noncompete, Nonsolicitation and Nondisclosure Agreement shall mean directly or indirectly, engaging in, holding any equity interest in, or managing or operating any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in a Jones Act business that competes with any business of the Company anywhere in the world; with the exception of ownership of up to 1% of any class of securities of any publicly traded company.

(b) During the two (2) year period following a Severance, the Executive shall not: (i) solicit, encourage, or cause any Restricted Customer (as defined below) to purchase any services or products from any business other than the Company that are competitive with or a replacement for the services or products offered by the Company; (ii) sell or provide any services or products to any Restricted Customer that are competitive with or a replacement for the Company’s services or products; (iii) solicit, encourage, or cause any supplier of goods or services to the Company not to do business with or to reduce any part of its business with the Company; (iv) make any disparaging remarks about the Company or its business, services, products, affiliates, officers, directors or management employees, whether in writing, verbally, or on any online forum; and/or (v) as an employee, agent, partner, shareholder, member, investor, director, consultant, or otherwise assist any competitor of the Company to engage in any of the conduct described in sub-sections (i) – (iv) of this Section.

“Restricted Customer” means: (i) any customer of the Company with whom the Executive had contact or communications at any time during the last 12 months of employment; (ii) any customer of the Company for whom the Executive supervised the Company’s dealings at any time during the last 12 months of employment; (iii) any customer of the Company about whom the Executive obtained any Confidential Information during the last 12 months of employment; (iv) any prospective customer of the Company with whom the Executive had contact or communications at any time during the last 12 months of employment; and (v) any prospective customer of the Company about whom the Executive obtained any Confidential Information during the last 12 months of employment.

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(c) During the two (2) year period following a Severance, the Executive shall not, directly or indirectly: (i) hire or engage as an employee or as an independent contractor any person employed by the Company; (ii) solicit or encourage any employee or independent contractor to leave his or her employment or engagement with the Company; and/or (iii) hire as an employee or engage as an independent contractor any person who was, at any point during the last 3 months prior to the Severance, an employee of the Company. Notwithstanding the foregoing, the Company agrees that the following shall not be deemed a violation of this subsection (c): (i) the Executive responding to a request for a reference regarding any current or former employee of the Company from such current or former employee or from a third party, by providing a reference setting forth the Executive’s personal views about such current or former employee, or (ii) solicitations or hirings through a general advertisement or similar process that are not directed specifically at employees, officers, directors, consultants or independent contractors of the Company.

(d) The Executive acknowledges that employment with the Company created a privileged and confidential relationship, and that information concerning the business of the Company and its customers that is not in the public domain, nor available from sources other than the Company or its customers, including, but not limited to, fees, rates, sales data, customer and vendor lists, customer identities, customer accounts, web design needs, customer advertising needs and history, customer reports, customer proposals, trade secrets, product ideas, information and reports, formulas, algorithms, schematics, finances, methodologies, properties, analyses, summaries, notes, compilations, studies, methods of operation, procedures, processes, discoveries, inventions, concepts, accounts, billing methods, pricing, data, sources of supply, business methods, production or merchandising systems or plans, marketing, sales and business strategies and plans, operations, and information regarding employees, software in various states of development and related documentation, designs, drawings, design specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, training materials, templates, procedures, “know-how,” tools, copyrightable materials and other such information, as well as photo, electronic or other copies or reproductions, in whole or in part, of any of the foregoing, stored in whatever medium, including electronic or magnetic, (collectively, “Proprietary Information”), is confidential and/or proprietary in nature.

The Executive agrees not to use any Proprietary Information, either directly or indirectly, that may be acquired or developed in connection with employment with the Company for the Executive’s own benefit or for the benefit of others. In addition, the Executive shall not, except as directed by the Company: (i) release, divulge, disclose, publish or communicate any Proprietary Information to any person whatsoever at any time, or (ii) misappropriate, copy, remove from its premises, or otherwise take documents, records, reports, or files, whether in hardcopy or electronic format, which contain any Proprietary Information.

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These restrictions on use and disclosure of Proprietary Information shall not apply to information: (i) that was generally known or available to the public (other than by reason of any violation of this Noncompete, Nonsolicitation and Nondisclosure Agreement (the “Agreement”)by Executive); (ii) that becomes generally known or available to the public (other than by reason of any violation of this Agreement) after the time of disclosure to the undersigned by the Company or any of its representatives; (iii) which was known or available to the Executive prior to employment with the Company; (iv) that the Company agrees is free of such restrictions, but only if such agreement is in writing and to the extent of such written agreement; or (v) that is required to be disclosed by law, regulation, or the valid order of a court or other governmental body, but only to the extent required by such law, regulation, or order, and only if the undersigned first notifies the Company of the law, regulation, or order so as to permit the Company an opportunity to seek relief from disclosure.

(e) The Executive agrees to return to the Company all Company files, memoranda, documents, passwords, data, records, software, manuals, copies of the foregoing, credit cards, keys, laptop, desk top or personal computers, cellular telephones, modems, all in good working order and any other property of the Company or its affiliates in the Executive’s possession.

(f) If requested by the Company, the Executive will promptly, truthfully, and fully respond to all inquiries from the Company and its representatives (including its auditors, and/or attorneys), without requiring service of a subpoena, relating to any litigation or any inquiry by government agencies regarding employment or events occurring during employment with the Company. The Executive agrees to cooperate in good faith with the Company in connection with any such legal and investigatory matters, including, without limitation, attending conferences and meetings as requested by the Company, and submitting to such interviews, depositions, or court testimony that may be requested by the Company or by a government agency. The Company agrees that it will reimburse the Executive for any reasonable expenses, upon presentation of reasonably detailed receipts, incurred by the Executive in connection with any such matters. The obligations apply during the Severance Period and continue in full force and effect for a reasonable period thereafter.

2. The parties agree to the reasonableness of the restrictions, covenants and forfeiture provisions (whether or not so captioned) set forth in this Agreement and acknowledge that they have been negotiated at arms-lengths for fair and adequate consideration, and they agree that such restrictions, covenants and forfeiture provisions shall be legally enforceable. The Executive agrees that the Company’s remedies at law for a breach of such restrictions, covenants or forfeiture provisions will be inadequate and that, in connection with any such breach, the Company will be entitled, in addition to any other available remedies, to temporary and permanent injunctive relief without the necessity of proving actual damage or immediate or irreparable harm or for posting a bond. Notwithstanding the foregoing, if any court shall determine such restrictions, covenants or forfeiture provisions to be unreasonable, the parties agree to the reformation of such restrictions by the court to limits which it finds to be reasonable and that the Executive will not assert that such restrictions, covenants or forfeiture provisions should be eliminated in their entirety by such court or that this Agreement should be null and

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void or voidable. If the Executive is found in a judgment no longer subject to review or appeal to have breached the obligations set forth in this Agreement, then the Executive shall immediately forfeit any amounts payable or benefits to be received and shall promptly reimburse the Company any amounts actually paid to the Executive pursuant to the COC Severance Agreement (other than payments made pursuant to Section 3.2 of the COC Severance Agreement).

3. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

4. This Agreement shall be governed by the laws of the State of North Carolina, without regard to the conflict of laws principles of any jurisdiction.

HORIZON LINES, INC.

By:

EXECUTIVE

[INSERT EXECUTIVE’S NAME]

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Exhibit 10.2

HORIZON LINES INC.

2012 INCENTIVE COMPENSATION PLAN

HORIZON LINES INC.

2012 INCENTIVE COMPENSATION PLAN

1. Purpose. This Horizon Lines, Inc. 2012 Incentive Compensation Plan (the “Plan”) is designed to support the overall compensation philosophy and objectives of Horizon Lines, Inc. (the “Company”) to attract, retain, motivate and appropriately reward talented employees and other service providers who can contribute significantly to the Company’s financial growth and success and build long-term value for the Company’s stockholders. The Plan seeks to further these objectives through the use of equity-based and cash incentives that provide value to employees and other service providers in proportion to the Company’s overall performance or the achievement of key business goals, that align the interests of the employees and other service providers with those of the Company’s stockholders and that encourage employees to remain with the Company and maximize its future performance. The Plan is also intended to allow for grants of stock incentives to compensate non-employee members of the Company’s Board of Directors.

The Plan does not replace or supersede the Horizon Lines, Inc. 2009 Incentive Compensatory Plan (the “Prior Plan”). Incentive awards may continue to be granted under the Prior Plan from the shares reserved thereunder, and outstanding awards previously made under the Prior Plan shall continue to be governed by the terms of the Prior Plan. Shares that are subject to outstanding awards under the Prior Plan that expire, are forfeited or otherwise terminate unexercised shall not be subjected to awards under the Plan.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Affected Corporation” means, with respect to a Participant, (i) the corporation for whom the Participant is performing services at the time of a Change of Control event, (ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable), within the meaning of Section 1.409A-3(i)(5)(ii)(2) of the Treasury Regulations; or (iii) a corporation owning more than 50 percent of the total fair market value and total voting power of a corporation described in subsections (i) or (ii) above, or any corporation in a chain of corporations in which each corporation owns more than 50 percent of the total fair market value and total voting power of another corporation in the chain, ending in a corporation described in subsections (i) or (ii) above.

(c) “Applicable Withholding Taxes” means the aggregate amount of federal, state and local income and employment taxes that an Employer is required to withhold in connection with any Performance Grant, award of Performance Shares, any lapse of restrictions on Restricted Stock, any compensatory dividends paid on Restricted Stock, any vesting of Restricted Stock Units or Performance Share Units, or any exercise of a Nonstatutory Stock Option or Stock Appreciation Right.

(d) “Award” means any Incentive Award or Director Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Change of Control” means the date on which the Affected Corporation experiences a change in ownership (as described in subsection (i)), a change in effective control (as described in subsection (ii)), or a change in the ownership of a substantial portion of its assets (as described in subsection (iii)):

(i) where any person or more than one person acting as a group acquires beneficial ownership of stock of the Affected Corporation that, together with the Affected Corporation stock already held by such person or group, represents more than 50 percent of the total fair market value or total voting power of the Affected Corporation stock; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50 percent of the total fair market value or total voting power of the Affected Corporation stock, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Affected Corporation for purposes of this subsection (i) or to cause a change in effective control of the Affected Corporation for purposes of subsection (ii);

(ii) where (1) any person or more than one person acting as a group acquires (or has acquired during the twelve-consecutive-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of Affected Corporation stock possessing 30 percent or more of the total voting power of the Affected Corporation stock; or (2) a majority of members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; provided, however, that if any one person or more than one person acting as a group is considered to effectively control the Affected Corporation for purposes of this subsection (ii), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control for purposes of this subsection (ii) or to cause a change in ownership of the Affected Corporation for purposes of subsection (i); or

(iii) where any person or more than one person acting as a group acquires (or has acquired during the twelve-consecutive-month period ending on the date of the most recent acquisition by such person or group) assets from the Affected Corporation having a total gross fair market value equal to 40 percent or more of the total gross fair market value of all of the assets of the Affected Corporation immediately prior to such acquisition or acquisitions; provided that a transfer of assets by an Affected Corporation is not treated as a change in the ownership of such assets if the assets are transferred to (1) a stockholder of the Affected Corporation immediately before the asset transfer in exchange for or with respect to Affected Corporation stock; (2) an entity, 50 percent or more of the total fair market value or total voting power of which is owned, directly or indirectly, by the Affected Corporation; (3) a person or more than one person acting as a group that owns, directly or indirectly, 50 percent or more of the total fair market value or total voting power of all outstanding Affected Corporation stock; or (4) an entity, at least 50 percent of the total fair market value or total voting power of which is owned, directly or indirectly, by a person described in (3) above. Except as otherwise provided in this subsection (iii), a person’s status is determined immediately after the transfer of the assets. For purposes of this subsection (iii), “gross fair market value” means the value of the assets of the Affected Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(f), the term “group” shall have the meaning provided in Sections 1.409A-3(i)(5)(v)(B), (vi)(D) or (vii)(C) of the Treasury Regulations (or any successor provisions), as applicable. The term “beneficial ownership” shall have the meaning provided in Section 1.409A-3(i)(5)(v)(iii) of the Treasury Regulations (or any successor provision). Notwithstanding anything in this Section 2(f) to the contrary, unless otherwise provided in the Grant Agreement with respect to a particular Award, an event which does not constitute a change in the ownership, a change in the effective control, or a change in the ownership of a substantial portion of the assets of the Affected Corporation, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations (or any successor provision), shall not constitute a Change of Control for purposes of this Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Consultant” means a Service Provider who is not an Employee or Outside Director.

(i) “Committee” means the Compensation Committee of the Board (or any successor Board committee designated by the Board to administer the Plan), provided that, if any member of the Compensation Committee does not qualify as (i) a non-employee director for purposes of Rule 16b-3, and (ii) an independent director for purposes of the rules of the exchange on which the Company Stock is traded, the remaining members of the Committee (but not less than two members) shall be constituted as a subcommittee to act as the Committee for purposes of the Plan.

(j) “Company” means Horizon Lines, Inc.

(k) “Company Stock” means the common stock of the Company, par value $.01 per share. In the event of a change in the capital structure of the Company (as provided in Section 16), the shares resulting from the change shall be deemed to be Company Stock within the meaning of the Plan. Shares of Company Stock may be issued under this Plan without cash consideration.

(l) “Date of Grant” means (i) with respect to a Non-Option Award, the date on which the Committee (or, with respect to a Director Award, the Board) grants the award; and (ii) with respect to a Nonstatutory Option or Stock Appreciation Right, the date on which the Committee (or, with respect to a Director Award, the Board) completes the corporate action necessary to create a legally binding right constituting the Nonstatutory Stock Option or Stock Appreciation Right. With respect to any Award, the Committee (and, with respect to any Director Award, the Board) may specify a future date on which the grant is to be granted or become effective.

(m) “Director Award” means any Nonstatutory Option, Stock Appreciation Right, share of Restricted Stock, Restricted Stock Unit or Performance Share Unit awarded to an Outside Director under the Plan.

(n) “Disability” means, unless otherwise provided in the Grant Agreement with respect to the award, a Disability within the meaning of Code section 409A(a)(2)(C) and Section 1.409A-3(i)(4) of the Treasury Regulations (or any successor provision). The Committee (or, with respect to a Director Award, the Board) shall determine whether a Disability exists and the determination shall be conclusive.

(o) “Effective Date” means the date described in Section 13 of the Plan.

(p) “Employee” means an individual employed by the Company or a Related Company as a common-law employee.

(q) “Employer” means the Company or Related Company with respect to which an Employee provides services.

(r) “Fair Market Value” means the closing price per share of Company Stock on the exchange on which the Company Stock has the highest trading volume on the Date of Grant or any other date for which the value of Company Stock must be determined under the Plan, or, if the determination date is not a trading day, on the most recent trading day immediately preceding the determination date. In the event shares of the Company Stock are not traded on an exchange, “Fair Market Value” shall be determined by the Committee (and, with respect to any Director Award, the Board) by any reasonable method it shall, in its sole discretion, determine to be appropriate.

(s) “Grant Agreement” means the written agreement between the Company and a Participant containing the terms and conditions with respect to an Award.

(t) “Incentive Award” means any Performance Grant, Performance Share, Option, Stock Appreciation Right, share of Restricted Stock, Restricted Stock Unit or Performance Share Unit awarded to a Service Provider under the Plan.

(u) “Non-Option Award” means an Award other than an Option or Stock Appreciation Right.

(v) “Nonstatutory Stock Option” means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an “incentive stock option” within the meaning of Code section 422.

(w) “Option” means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan granted under Section 10.

(x) “Outside Director” means a member of the Board who is not an Employee and who meets any other qualifications that may be established by the Board to be treated as an Outside Director under the Plan.

(y) “Participant” means any Service Provider or Outside Director who receives an Award under the Plan.

(z) “Performance Criteria” means the performance of the Company, any Related Company, any subsidiary, division, business unit thereof, or any individual using one or more of the following measures, either on an operating or GAAP basis where applicable (or on the basis of such other standards as may replace or succeed GAAP), including or excluding nonrecurring or extraordinary items where applicable, and including measuring the performance of any of the following relative to a defined peer group of companies or an index: market value of the Company’s Common Stock; pre-tax profits; unit production costs; asset growth; pre-tax earnings; debt to equity ratio; earnings per share; revenues; operating income; operating costs and efficiencies; operating cash flow; net income, before or after taxes; net income before income taxes, incentive payments and accounting for minority interest; return on total capital, equity, revenue or assets; market share; unit production and sales volume; earnings before interest, taxes, depreciation, rent and amortization expenses; earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; any of the prior measures or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue or return on total capital; net earnings; profit margin; operating margin; operating income; net worth; cash flow; cash flow per share; total stockholder return; revenues; capital expenditures; improvements in capital structure; industry indices; expenses and expense ratio management; debt reduction; profitability of an identifiable business unit or product; or levels of expense, cost or liability by category, operating unit or any other delineation.

(aa) “Performance Goal” means an objectively determinable performance goal established by the Committee that relates to one or more Performance Criteria.

(bb) “Performance Grant” means a right to receive cash or Company Stock subject to the attainment of Performance Goals as set forth under Section 6.

(cc) “Performance Share” means a right to receive a share of Company Stock subject to the satisfaction of performance conditions as set forth in Section 7.

(dd) “Performance Share Unit” means a right to receive Company Stock or cash awarded upon the terms and subject to grant and vesting conditions as set forth in Section 9.

(ee) “Plan” means this Horizon Lines, Inc. 2012 Incentive Compensation Plan, as it may be amended from time to time.

(ff) “Related Company” means, (i) for purposes of determining eligibility to receive a Nonstatutory Stock Option or Stock Appreciation Right, any corporation or other entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest (within the meaning of Section 1.409A-1(b)(5)(E)(1) of the Treasury Regulations (or any successor provision)) in another corporation or other entity in the chain, beginning with a corporation or other entity in which the Company has a controlling interest; and (ii) for all other purposes under the Plan, any corporation, trade or business that would be required to be treated as a single employer with the Company under Code sections 414(b) or (c), provided that, in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations, or in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses under common control, the phrase “at least 50%” shall replace the phrase “at least 80%” each time it appears in those sections.

(gg) “Repricing” means, with respect to an Option or Stock Appreciation Right, any of the following: (i) the lowering of the exercise price after the Date of Grant; (ii) the taking of any other action that is treated as a repricing under generally accepted accounting principles; or (iii) the cancellation of the Option or Stock Appreciation Right at a time when its exercise price (or, with respect to the Stock Appreciation Right, the Fair Market Value of the Company Stock covered by the Stock Appreciation Right on the Date of Grant) exceeds the Fair Market Value of the underlying Company Stock in exchange for any other Award, unless the cancellation and exchange occurs in connection with a Corporate Event (as defined in Section 16(b) below).

(hh) “Restricted Stock” means Company Stock awarded upon the terms and subject to restrictions as set forth in Section 8.

(ii) “Restricted Stock Unit” means a right to receive Company Stock or cash awarded upon the terms and subject to vesting conditions as set forth in Section 9.

(jj) “Retirement” means, unless otherwise provided in the Grant Agreement for a particular Award, a Participant’s termination of employment or other separation from service on or after age 65.

(kk) “Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act, as amended from time to time.

(ll) “Service Provider” means an Employee, Consultant or other natural person employed by or providing bona fide services to the Company or a Related Company, excluding any Outside Director.

(mm) “Stock Appreciation Right” means a right to receive Company Stock or cash granted under Section 11.

(nn) “Tandem Right” means a kind of Stock Appreciation Right granted in connection with a Nonstatutory Stock Option as described in Section 11.

(oo) “Taxable Year” means the fiscal period used by the Company for reporting taxes on its income under the Code.

(pp) “Treasury Regulations” mean the final, temporary or proposed regulations issued by the Treasury Department and/or Internal Revenue Service as codified in Title 26 of the United States Code of Federal Regulations. Any references made in the Plan to specific Treasury Regulations shall also refer to any successor or replacement regulations thereto.

3. General. The following types of Awards may be granted under the Plan: Performance Grants, Performance Shares, shares of Restricted Stock, Restricted Stock Units, Performance Share Units, Options, or Stock Appreciation Rights.

4. Stock.

(a) Reserve. Subject to Section 16 of the Plan, there shall be reserved for issuance under the Plan an aggregate of four million four-hundred and fifty thousand (4,450,000) shares of Company Stock, which shall be authorized but unissued shares.

(b) Share Use. Shares allocable to Awards or portions thereof granted under the Plan that expire, are forfeited, or that terminate unexercised may be subjected to a new Award under the Plan. Any shares of Company Stock tendered or exchanged by a Participant as full or partial payment to the Company of the exercise price under an Option and any shares retained or withheld by the Employer in satisfaction of an Employee’s obligations to pay Applicable Withholding Taxes with respect to any Incentive Award shall not be available for issuance, subjected to new Awards or otherwise used to increase the share reserve under the Plan. The cash proceeds from Option exercises shall not be used to repurchase shares on the open market for reuse under the Plan.

5. Eligibility.

(a) Incentive Awards. All present and future Service Providers of the Company or any Related Company (whether now existing or hereafter created or acquired) who have contributed or who can be expected to contribute significantly to the Company or a Related Company shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 17, to select eligible Service Providers to receive Incentive Awards and to determine for each Service Provider the nature of the award and the terms and conditions of each Incentive Award.

(b) Director Awards. All present and future Outside Directors shall be eligible to receive Director Awards under the Plan. The Board shall have the power and complete discretion to select eligible Outside Directors to receive Director Awards and to determine for each Outside Director the nature of the award and the terms and conditions of each Director Award.

(c) No Contract of Employment or Services. The grant of an Award shall not obligate the Company or any Related Company to pay any Service Provider or Outside Director any particular amount of remuneration, to continue the employment or services of the Service Provider or Outside Director after the grant or to make further grants to the Service Provider or Outside Director at any time thereafter.

(d) Foreign Awards. When granting Awards to Service Providers or Outside Directors who are not United States residents, the Committee (or with respect to Director Awards, the Board) shall have complete discretion and authority to grant such Awards in compliance with all present and future laws of the country or countries with laws that may apply to the grant of the Award or the issuance of Company Stock pursuant to the Award. Such authorization shall extend to and include establishing one or more separate sub-plans which include provisions not inconsistent with the Plan that comply with statutory or regulatory requirements imposed by the foreign country or countries in which the Participant resides.

6. Performance Grants.

(a) The Committee may make Performance Grants to eligible Service Providers. Each Performance Grant shall include the Performance Goals for the award, the Performance Criteria with respect to which such goals are to be measured, the target and maximum amounts payable under the award, the period over which the award is to be earned, and any other terms and conditions as are applicable to the Performance Grant. The terms of a Performance Grant may be set in an annual or long-term bonus plan or other similar document. In the event of any conflict between such document and the Plan, the terms of the Plan shall control.

(b) The Committee shall establish the Performance Goals for Performance Grants. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Grants. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Performance Grant to Performance Grant and Taxable Year to Taxable Year.

(c) The Committee shall establish for each Performance Grant the amount of cash or Company Stock payable at specified levels of performance, based on the Performance Goal or Goals with respect to each Performance Criterion. All determinations regarding the achievement of any Performance Goals will be made by the Committee. The Committee may provide for a Performance Grant to be payable at the target level (or other level as determined by the Committee in its discretion) prior to the attainment of a Performance Goal or Goals solely upon the Participant’s death, Disability, or the occurrence of a Change of Control.

(d) The actual payments to a Participant under a Performance Grant will be calculated by measuring the achievement of the Performance Goals with respect to the Performance Criteria as established in the Performance Grant. All calculations of actual payments shall be made by the Committee.

(e) Performance Grants may be paid in cash, Company Stock, or a fixed combination of Company Stock or cash as provided by the Committee at the time of grant, or the Committee may reserve the right to determine the manner of payment at the time the Performance Grant becomes payable. The Committee may provide in the Grant Agreement that the Participant may make an election to defer the payment under a Performance Grant subject to such terms as the Committee may determine in accordance with Code section 409A.

(f) A Participant who receives a Performance Grant payable in Company Stock shall have no rights as a stockholder until the Company Stock is issued pursuant to the terms of the Performance Grant and all requirements with respect to the issuance of such shares have been satisfied.

(g) A Participant’s interest in a Performance Grant may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

(h) Whenever payments under a Performance Grant are to be made in cash to a Participant who is an Employee, his Employer will withhold therefrom an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant who is an Employee shall agree as a condition of receiving a Performance Grant payable in Company Stock to pay to his Employer, or make arrangements satisfactory to his Employer regarding the payment to his Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to the Participant. Payment to the Employer in satisfaction of Applicable Withholding Taxes may be in cash. In addition, if the Committee allows or the Grant Agreement so provides, (i) payment to the Employer in satisfaction of Applicable Withholding Taxes may be made in shares of Company Stock (valued at their Fair Market Value as of the date of payment) to which the Participant has good title, free and clear of all liens and encumbrances; (ii) the Participant may elect to have his Employer retain that number of shares of Company Stock (valued at their Fair Market Value as of the date of such retention) that would satisfy all or a specified portion of the Applicable Withholding Taxes; or (iii) unless prohibited by law, the Participant may deliver irrevocable instructions to a broker to deliver promptly to the Employer, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the Applicable Withholding Taxes.

7. Performance Shares.

(a) The Committee may grant Performance Shares to eligible Service Providers. Whenever the Committee grants Performance Shares, notice shall be given to the Service Provider stating the number of Performance Shares granted and the terms and conditions to which the grant of Performance Shares is subject. This notice shall become the Grant Agreement between the Company and the Service Provider and, at that time, the Service Provider shall become a Participant.

(b) The Committee shall establish the performance goals to which each award of Performance Shares shall be subject. The performance goals need not be objective and may be based on any performance conditions selected by the Committee in its discretion. Notwithstanding the foregoing, the Committee may, at its discretion and without limitation, provide in the Grant Agreement that restrictions will expire as a result of one or more of the Disability, death or Retirement of the Participant or the occurrence of a

Change of Control. The Committee may vary the performance and other terms and conditions from Participant to Participant, grant to grant and Taxable Year to Taxable Year. The Committee may increase or decrease the minimum, target or maximum levels with respect to any performance goal after the start of a performance period in its discretion.

(c) The Committee shall establish for each award the number of shares of Company Stock payable at specified levels of performance. All determinations regarding the achievement of any performance goals will be made by the Committee. The actual number of shares to be paid to a Participant under an award will be calculated by measuring the achievement of the performance goal(s) with respect to the performance criteria as established by the Committee. All calculations of actual payments shall be made by the Committee whose decision shall be final and binding on all parties.

(d) The Committee may reserve the right in a Grant Agreement to settle all or portion of an award of Performance Shares in cash instead of shares of Company Stock, with the cash portion to be determined based on the Fair Market Value as of the date of payment of the shares of Company Stock otherwise payable under the award, or to allow the Participant to defer payment under the award, subject to such terms as the Committee may determine in accordance with Code section 409A.

(e) A Participant shall have no rights as a stockholder until shares of Company Stock are issued under the Performance Share award and all requirements with respect to the issuance of such shares have been satisfied.

(f) A Participant’s interest in an award of Performance Shares may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

(g) Each Participant who is an Employee shall agree at the time of receiving an award of Performance Shares, and as a condition thereof, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to the Participant. Payment to the Employer in satisfaction of Applicable Withholding Taxes may be in cash. In addition, if the Committee allows or the Grant Agreement so provides, (i) payment to the Employer in satisfaction of Applicable Withholding Taxes may be made in shares of Company Stock (valued at their Fair Market Value as of the date of payment) to which the Participant has good title, free and clear of all liens and encumbrances; (ii) the Participant may elect to have his Employer retain that number of shares of Company Stock (valued at their Fair Market Value as of the date of such retention) that would satisfy all or a specified portion of the Applicable Withholding Taxes; or (iii) unless prohibited by law, the Participant may deliver irrevocable instructions to a broker to deliver promptly to the Employer, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the Applicable Withholding Taxes.

8. Restricted Stock Awards.

(a) The Committee may grant Restricted Stock to eligible Service Providers. Whenever the Committee deems it appropriate to grant Restricted Stock, notice shall be given to the Service Provider stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice shall become the Grant Agreement between the Company and the Service Provider and, at that time, the Service Provider shall become a Participant.

(b) The Committee shall establish as to each award of Restricted Stock the terms and conditions upon which the restrictions set forth in paragraph (c) below shall lapse. The terms and conditions may include the continued performance of services or the achievement of performance conditions measured on an individual, corporate or other basis, or any combination thereof.

(c) No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on the shares established by the Committee have lapsed or been removed.

(d) Upon the acceptance by a Participant of an award of Restricted Stock, the Participant shall, subject to the restrictions set forth in paragraph (c) above, have all the rights of a stockholder with respect to the shares of Restricted Stock, including, but not limited to, the right to vote the shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Unless otherwise provided in the Grant Agreement, dividends or other distributions paid in shares of Company Stock or cash shall be subject to the same restrictions set forth in paragraph (c) as the shares of Restricted Stock with respect to which the dividends or other distributions are paid. Certificates representing Restricted Stock shall be held by the Company until the restrictions lapse and upon request the Participant shall provide the Company with appropriate stock powers endorsed in blank.

(e) Each Participant who is an Employee shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to his Employer, or make arrangements satisfactory to his Employer regarding the payment to his Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to the Participant. Payment to the Employer in satisfaction of Applicable Withholding Taxes may be in cash. In addition, if the Committee allows or the Grant Agreement so provides, (i) payment to the Employer in satisfaction of Applicable Withholding Taxes may be made in shares of Company Stock (valued at their Fair Market Value as of the date of payment) to which the Participant has good title, free and clear of all liens and encumbrances; (ii) the Participant may elect to have his Employer retain that number of shares of Company Stock (valued at their Fair Market Value as of the date of such retention) that would satisfy all or a specified portion of the Applicable Withholding Taxes; or (iii) unless prohibited by law, the Participant may deliver irrevocable instructions to a broker to deliver promptly to the Employer, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the Applicable Withholding Taxes.

9. Performance Share Units and Restricted Stock Units.

(a) The Committee may grant Performance Share Units and Restricted Stock Units to eligible Service Providers. Whenever the Committee deems it appropriate to grant Performance Share Units or Restricted Stock Units, notice shall be given to the Service Provider stating the number of Performance Share Units or Restricted Stock Units granted and the terms and conditions to which the Performance Share Units or Restricted Stock Units are subject. This notice shall become the Grant Agreement between the Company and the Service Provider and, at that time, the Service Provider shall become a Participant.

(b) The Committee shall establish as to each award of Performance Share Units the terms and conditions upon which the Performance Share Units shall be earned, vest and be paid. The issuance and vesting of Performance Share Units may be conditioned on the achievement of performance conditions measured on an individual, corporate, or other basis, or any combination thereof and on the continued performance of services. The Committee shall establish as to each award of Restricted Stock Units the terms and conditions upon which the Restricted Stock Units shall vest and be paid. Vesting may be conditioned on the continued performance of services or the achievement of performance conditions measured on an individual, corporate, or other basis, or any combination thereof.

(c) Performance Share Units and Restricted Stock Units may be paid in cash, Company Stock, or a fixed combination of Company Stock or cash as provided in the Grant Agreement, or the Committee may reserve the right to determine the manner of payment at the time the Performance Share Units or Restricted Stock Units become payable. The delivery of Company Stock in payment of Performance Share Units or Restricted Stock Units may be subject to additional conditions established in the Grant Agreement.

(d) A Participant who receives Performance Share Units or Restricted Stock Units payable in Company Stock shall have no rights as a stockholder until the Company Stock is issued pursuant to the terms of the Grant Agreement and all requirements with respect to the issuance of such shares have been satisfied. The Committee may, in its discretion, provide that a Participant shall be entitled to receive dividend equivalents on outstanding Performance Share Units or Restricted Stock Units. Dividend equivalents may be (i) paid in cash, (ii) credited to the Participant as additional Performance Share Units or Restricted Stock Units, or (iii) a fixed combination of cash and additional Performance Share Units or Restricted Stock Units as provided in the Grant Agreement, or the Committee may reserve the right to determine the manner of payment at the time dividends are paid to stockholders of record. Unless otherwise provided in the Grant Agreement, (1) dividend equivalents with respect to dividends or other distributions that are paid in shares of Company Stock or cash shall be credited to the Participant as additional Restricted Stock Units subject to the same restrictions as the Restricted Stock Units with respect to which the dividend equivalents are paid, and (2) the same provisions will apply to outstanding Performance Share Units following the end of the performance period.

(e) A Participant’s interest in Performance Share Units or Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

(f) Whenever payments under Performance Share Units or Restricted Stock Units are to be made in cash to a Participant who is an Employee, his Employer will withhold therefrom an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant who is an Employee shall agree as a condition of receiving Performance Share Units or Restricted Stock Units payable in the form of Company Stock to pay to his Employer, or make arrangements satisfactory to his Employer regarding the payment to his Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to the Participant. Payment to the Employer in satisfaction of Applicable Withholding Taxes may be in cash. In addition, if the Committee allows or the Grant Agreement so provides, (i) payment to the Employer in satisfaction of Applicable Withholding Taxes may be made in shares of Company Stock (valued at their Fair Market Value as of the date of payment) to which the Participant has good title, free and clear of all liens and encumbrances; (ii) the Participant may elect to have his Employer retain that number of shares of Company Stock (valued at their Fair Market Value as of the date of such retention) that would satisfy all or a specified portion of the Applicable Withholding Taxes; or (iii) unless prohibited by law, the Participant may deliver irrevocable instructions to a broker to deliver promptly to the Employer, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the Applicable Withholding Taxes.

10. Stock Options.

(a) The Committee may grant Options that are Nonstatutory Stock Options to eligible Service Providers. Whenever the Committee grants Options, notice shall be given to the Service Provider stating the number of shares for which Options are granted, the Option exercise price per share, the extent, if any, to which associated Stock Appreciation Rights are granted, and the conditions to which the grant and exercise of the Options are subject. This notice shall become the Grant Agreement between the Company and the Service Provider and, at that time, the Service Provider shall become a Participant.

(b) The exercise price of shares of Company Stock covered by an Option shall not be, and shall never become, less than 100 percent of the Fair Market Value of the shares on the Date of Grant, except as may be provided in Plan Section 16 (regarding certain changes affecting Company Stock).

(c) Options may be exercised in whole or in part at the times as may be specified by the Committee in the Participant’s Grant Agreement; provided that no Option may be exercised after the expiration of ten (10) years from the Date of Grant.

(d) Options shall not be transferable except to the extent specifically provided in the Grant Agreement in accordance with applicable securities laws.

(e) A Participant who purchases shares of Company Stock under an Option shall have no rights as a stockholder until the Company Stock is issued pursuant to the terms of the Grant Agreement and all requirements with respect to the issuance of such shares have been satisfied.

(f) Options may be exercised by the Participant giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option. The notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that if the terms of an Option or the Committee in its discretion so permits, the Participant (i), unless prohibited by law, may deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the terms of the Option or the Committee in its discretion, Applicable Withholding Taxes, (ii) may deliver shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price, or (iii) may cause to be withheld from the Option shares, shares of Company Stock (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price; or (iv) may use any other methods of payment as the Committee, at its discretion, deems appropriate. Until the Participant has paid the exercise price and any Applicable Withholding Taxes, no stock certificate shall be issued.

(g) Each Participant who is an Employee shall agree as a condition of the exercise of an Option to pay to his Employer, or make arrangements satisfactory to his Employer regarding the payment to his Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued upon the exercise of an Option. Payment to the Employer in satisfaction of Applicable Withholding Taxes may be in cash. In addition, if the Committee allows or the Grant Agreement so provides, (i) payment to the Employer in satisfaction of Applicable Withholding Taxes may be made in shares of Company Stock (valued at their Fair Market Value as of the date of payment) to which the Participant has good title, free and clear of all liens and encumbrances; (ii) the Participant may elect to have his Employer retain that number of shares of Company Stock (valued at their Fair Market Value as of the date of such retention) that would satisfy all or a specified portion of the Applicable Withholding Taxes, or (iii) unless prohibited by law, the Participant may deliver irrevocable instructions to a broker to deliver promptly to the Employer, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the Applicable Withholding Taxes.

(h) Unless specifically provided in the discretion of the Committee in a writing that references and supersedes this Section 10(h), (i) no Modification shall be made in respect to any Option if such Modification would result in the Option constituting a deferral of compensation, and (ii) no Extension shall be made in respect to any Option if such Extension would result in the Option having an additional deferral feature from the Date of Grant, in each case within the meaning of applicable Treasury Regulations under Code section 409A. Subject to the remaining part of this subsection (h), (1) a “Modification” means any change in the terms of the Option (or change in the terms of the Plan or applicable Grant Agreement) that may provide the holder of the Option with a direct or indirect reduction in the exercise price of the Option, regardless of whether the holder in fact benefits from the change in terms; and (2) an “Extension” means either (A) the provision to the holder of an additional period of time within which to exercise the Option beyond the time originally prescribed, (B) the conversion or exchange of the Option for a legally binding right to compensation in a future taxable year, (C) the addition of any feature for the deferral of compensation to the terms of the Option, or (D) any renewal of the Option that has the effect of (A) through (C) above. Notwithstanding the preceding sentence, it shall not be a Modification or an Extension, respectively, to change the terms of an Option in accordance with Section 16 of the Plan, or in any of the other ways or for any of the other purposes provided in applicable Treasury Regulations or other generally applicable guidance under Code section 409A as not resulting in a Modification or Extension for purposes of that section. In particular, it shall not be an Extension to extend the exercise period of an Option to a date no later than the earlier of (I) the latest date upon which the Option could have expired by its original terms under any circumstances or (II) the tenth anniversary of the original Date of Grant.

11. Stock Appreciation Rights.

(a) The Committee may grant Stock Appreciation Rights to eligible Service Providers. Whenever the Committee grants Stock Appreciation Rights, notice shall be given to the Service Provider stating the number of shares with respect to which Stock Appreciation Rights are granted, the extent, if any, to which the Stock Appreciation Rights are granted in connection with all or any part of an Option (“Tandem Rights”), and the conditions to which the grant and exercise of the Stock Appreciation Rights are subject. This notice shall become the Grant Agreement between the Company and the Service Provider and, at that time, the Service Provider shall become a Participant.

(b) Stock Appreciation Rights (other than Tandem Rights) shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to receive in exchange from the Company an amount equal to the excess of (i) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered Stock Appreciation Right over (ii) the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right.

(c) Tandem Rights shall entitle the Participant, upon exercise of all or any part of the Tandem Rights, to surrender to the Company unexercised that portion of the underlying Option relating to the same number of shares of Company Stock as is covered by the Tandem Right (or the portion of the Tandem Right so exercised) and to receive in exchange from the Company an amount equal to the excess of (i) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered portion of the underlying Option over (ii) the exercise price of the Company Stock covered by the surrendered portion of the underlying Option.

(d) Upon the exercise of a Tandem Right and surrender of the related portion of the underlying Option, the Option, to the extent surrendered, shall not thereafter be exercisable.

(e) Subject to any further conditions upon exercise imposed by the Committee, a Tandem Right shall be granted on the same Date of Grant as the related Option, be transferable only to the extent that the related Option is transferable, be exercisable only to the extent that the related Option is exercisable and shall expire no later than the date on which the related Option expires.

(f) The Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights.

(g) Stock Appreciation Rights shall not be transferable except to the extent specifically provided in the Grant Agreement in accordance with applicable securities laws.

(h) Stock Appreciation Rights may be exercised in whole or in part at the times as may be specified by the Committee in the Participant’s Grant Agreement; provided that no Stock Appreciation Right may be exercised after the expiration of ten (10) years from the Date of Grant.

(i) A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right (or, in the case of a Tandem Right, only to the extent it exceeds the exercise price of the Company Stock covered by the underlying Option).

(j) The manner in which the Company’s obligation arising upon the exercise of a Stock Appreciation Right shall be paid shall be determined by the Committee and shall be set forth in the Grant Agreement. The Grant Agreement may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised. Shares of Company Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.

(k) A Participant who acquires shares of Company Stock upon exercise of a Stock Appreciation Right shall have no rights as a stockholder until the Company Stock is issued pursuant to the terms of the Grant Agreement and all requirements with respect to the issuance of such shares have been satisfied.

(l) Stock Appreciation Rights may be exercised by the Participant giving written notice of the exercise to the Company, stating the number of Stock Appreciation Rights the Participant has elected to exercise.

(m) Whenever payments upon exercise of Stock Appreciation Rights are to be made in cash to a Participant who is an Employee, the Employer will withhold therefrom an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant who is an Employee shall agree as a condition of receiving Stock Appreciation Rights payable in the form of Company Stock to pay to his Employer, or make arrangements satisfactory to his Employer regarding the payment to his Employer of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to the Participant. Payment to the Employer in satisfaction of Applicable Withholding Taxes may be in cash. In addition, if the Committee allows or the Grant Agreement so provides, (i) payment to the Employer in satisfaction of Applicable Withholding Taxes may be made in shares of Company Stock (valued at their Fair Market Value as of the date of payment) to which the Participant has good title, free and clear of all liens and encumbrances; (ii) the Participant may elect to have his Employer retain that number of shares of Company Stock (valued at their Fair Market Value as of the date of such retention) that would satisfy all or a specified portion of the Applicable Withholding Taxes; or (iii) unless prohibited by law, the Participant may deliver irrevocable instructions to a broker to deliver promptly to the Employer, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the Applicable Withholding Taxes.

(n) Unless specifically provided in the discretion of the Committee in a writing that references and supersedes this Section 11(n), (i) no Modification shall be made in respect to any Stock Appreciation Right if such Modification would result in the Stock Appreciation Right constituting a deferral of compensation, and (ii) no Extension shall be made in respect to any Stock Appreciation Right if such Extension would result in the Stock Appreciation Right having an additional deferral feature from the Date of Grant, in each case within the meaning of applicable Treasury Regulations under Code section 409A. Subject to the remaining part of this subsection (n), (1) a “Modification” means any change in the terms of the Stock Appreciation Right (or change in the terms of the Plan or applicable Grant Agreement) that may provide the holder of the Stock Appreciation Right with a direct or indirect reduction in the exercise price of the Stock Appreciation Right, regardless of whether the holder in fact benefits from the change in terms; and (2) an “Extension” means either (A) the provision to the holder of an additional period of time within which to exercise the Stock Appreciation Right beyond the time originally prescribed, (B) the conversion or exchange of the Stock Appreciation Right for a legally binding right to compensation in a future taxable year, (C) the addition of any feature for the deferral of compensation to the terms of the Stock Appreciation Right, or (D) any renewal of the Stock Appreciation Right that has the effect of (A) through (C) above. Notwithstanding the preceding sentence, it shall not be a

Modification or an Extension, respectively, to change the terms of a Stock Appreciation Right in accordance with Section 16 of the Plan, or in any of the other ways or for any of the other purposes provided in applicable Treasury Regulations or other generally applicable guidance under Code section 409A as not resulting in a Modification or Extension for purposes of that section. In particular, it shall not be an Extension to extend the exercise period of a Stock Appreciation Right to a date no later than the earlier of (I) the latest date upon which the Stock Appreciation Right could have expired by its original terms under any circumstances or (II) the tenth anniversary of the original Date of Grant.

12. Director Awards. The Board may grant Director Awards to Outside Directors in the form of shares of Restricted Stock, Restricted Stock Units, Performance Share Units, Options, or Stock Appreciation Rights as provided in Sections 8 through 11 above. Whenever the Board grants shares of Restricted Stock, Restricted Stock Units, Performance Share Units, Options, or Stock Appreciation Rights to an Outside Director, notice shall be given to the Outside Director stating the type of award being made, the number of shares with respect to which the award is granted and the terms and conditions to which the award and (where applicable) the exercise of the award is subject. This notice shall become the Grant Agreement between the Company and the Outside Director and, at that time, the Outside Director shall become a Participant. Restricted Stock, Restricted Stock Units, Performance Share Units, Options, or Stock Appreciation Rights granted to Outside Directors shall otherwise be subject to the terms of the Plan applicable to each type of award as set forth in Sections 8 through 11 above; provided, however, that, notwithstanding anything in Sections 8(b) or 9(b) to the contrary, any service or performance period with respect to Restricted Stock, Restricted Stock Units or Performance Share Units granted to Outside Directors or Consultants shall not be less than six consecutive months in length; and provided further, that where context reasonably requires, references throughout Sections 8 through 11 above to the “Committee” shall be read instead as references to the Board wherever the award is to be granted to an Outside Director. The Board shall have all the same rights and powers with respect to the administration of Director Awards as the Committee has with respect to Incentive Awards as provided in Section 17 below (provided that the Board may not delegate its authority with respect to the granting of Director Awards pursuant to Section 17(a)(viii)), and the Board shall be subject to the same limitations with respect to the Modification, Extension and Repricing of outstanding Director Awards as provided therein. Any actions by the Board pursuant to this Section 12 shall be taken solely by those members of the Board who are Outside Directors, and any members who are not Outside Directors shall not participate in any manner with respect to such actions.

13. Effective Date of the Plan. The Plan shall become effective as of July 25, 2012. Until the requirements of any applicable federal or state securities laws have been met, no shares of Company Stock issuable under Non-Option Awards shall be issued and no Options or Stock Appreciation Rights shall be exercisable that, in either case, are not contingent on the occurrence of both such events.

14. Continuing Securities Law Compliance. If at any time on or after the Effective Date of the Plan as described in Section 13 above, the requirements of any applicable federal or state securities laws should fail to be met, no shares of Company Stock issuable under Non-Option Awards shall be issued and no Options or Stock Appreciation Rights shall be exercisable until the Committee (or, with respect to a Director Award, the Board) has determined that these requirements have again been met. The Committee (or, with respect to a Director Award, the Board) may suspend the right to exercise an Option or Stock Appreciation Right at any time when it determines that allowing the exercise and issuance of Company Stock would violate any federal or state securities or other laws, and may provide that any time periods to exercise the Option or Stock Appreciation Right are extended during a period of suspension.

15. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on the date that immediately follows the tenth anniversary of the Plan’s Effective Date, as specified in Section 13. No new Awards shall be granted under the Plan after its termination. The Board may terminate the Plan at any time and may amend the Plan at any time in any respect as it shall deem advisable. In addition, the Board may unilaterally amend the Plan and outstanding Awards with respect to Participants as it deems appropriate to ensure compliance with Rule 16b-3 and other applicable federal or state securities laws and to meet the requirements of the Code and applicable regulations or other generally applicable guidance thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Award previously granted to him or her.

16. Change in Capital Structure.

(a) The Committee (or, with respect to a Director Award, the Board) shall proportionately adjust the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Awards then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the maximum number of shares or securities that can be granted to an individual Participant under Section 4, the exercise price of Options, the initial Fair Market Value of Company Stock under Stock Appreciation Rights, and other relevant terms of the Plan and any Awards whenever, in the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation, or other change in the Company’s corporate structure or capital stock (including, but not limited to, the creation or issuance to stockholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), it deems any such adjustment necessary or desirable to preserve the intended benefits of the Plan and any outstanding Awards for the Company and the Participants. The Committee’s (or, with respect to a Director Award, the Board’s) determination in this regard shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option or Stock Appreciation Right or fractional cents with respect to the exercise price thereof, the Committee (or, with respect to a Director Award, the Board) shall round down the number of shares covered by the Option or Stock Appreciation Right to the nearest whole share and round up the exercise price to the nearest whole cent.

(b) In the event of a Change of Control as described in Sections 2(f)(i), (ii)(1) or (iii), or if the Company is otherwise a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets occurs (in any such case, a “Corporate Event”), then the Committee (or, with respect to a Director Award, the Board) may take any actions with respect to outstanding Awards as it deems appropriate, consistent with applicable provisions of the Code and any applicable federal or state securities laws.

(c) Notwithstanding anything in the Plan to the contrary, the Committee (or, with respect to a Director Award, the Board) may take the foregoing actions without the consent of any Participant, and its determination shall be conclusive and binding on all persons and for all purposes.

17. Administration of the Plan.

(a) The Plan shall be administered by the Committee. Subject to the express provisions and limitations set forth in this Plan or the Committee’s charter or as otherwise established by the Board, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(i) to prescribe, amend and rescind policies relating to this Plan, and to interpret the Plan, including defining terms not otherwise defined;

(ii) to determine which persons are eligible Service Providers, to which of the Service Providers, if any, Incentive Awards shall be granted hereunder and the timing of any Incentive Awards;

(iii) to grant Incentive Awards to Service Providers and determine the terms and conditions thereof, including the number of shares of Company Stock subject to Incentive Awards and the exercise or purchase price of the shares of Company Stock and the circumstances under which Incentive Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance conditions (including Performance Goals), the occurrence of certain events, or other factors;

(iv) to establish or verify the extent of satisfaction of any Performance Goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Incentive Award;

(v) to prescribe and amend the terms of the Grant Agreements or other documents evidencing Incentive Awards made under this Plan (which need not be identical);

(vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 16;

(vii) to interpret and construe this Plan, any policies under this Plan and the terms and conditions of any Incentive Award granted hereunder, and to make exceptions to any provisions for the benefit of the Company;

(viii) to delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law, any portion of its authority under the Plan to make Incentive Awards to an executive officer of the Company, subject to any conditions that the Committee may establish (including but not limited to conditions on such officer’s ability to make awards to “executive officers” within the meaning of Section 16 of the Act); and

(ix) to make all other determinations deemed necessary or advisable for the administration of this Plan.

The Committee may amend the terms of previously granted Incentive Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that the consent will not be required if the amendment is for the purpose of complying with applicable provisions of the Code or any federal or state securities laws.

The Committee is prohibited from Repricing any Option or Stock Appreciation Right without the prior approval of the stockholders of the Company with respect to the proposed Repricing. No Option or Stock Appreciation Right may include provisions that “reload” the Option or Stock Appreciation Right upon exercise or that extend the term of the Option or Stock Appreciation Right beyond what is the maximum period specified in the Plan and/or Grant Agreement.

(b) The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by the Committee in writing or by electronic transmission or transmissions as permitted by the Bylaws of the Company, and any action so taken shall be fully effective as if it had been taken at a meeting.

(d) The Committee may delegate the administration of the Plan to an officer or officers of the Company, and such officer(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Incentive Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Incentive Awards, to process or oversee the issuance of shares of Company Stock upon the exercise, vesting and/or settlement of an Incentive Award, to interpret the terms of Incentive Awards and to take any other actions as the Committee may specify, provided that in no case shall any such officer(s) be authorized to grant Incentive Awards under the Plan, except in accordance with Section 17(a)(viii) above. Any action by an administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such officer(s), provided that the actions and interpretations of any such officer(s) shall be subject to review and approval, disapproval or modification by the Committee.

18. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company—at the principal business address of the Company to the attention of the Corporate Secretary of the Company; and (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.

19. No Effect on Other Plans. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company or any Related Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

20. Interpretation. The Plan is intended to operate in compliance with the provisions of Rule 16b-3. This Plan and the individual Awards under the Plan are intended to comply with any applicable requirements of Code section 409A and shall be interpreted to the extent context reasonably permits in accordance with such requirements. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. The terms of this Plan shall be governed by the laws of the State of Delaware.

Exhibit 10.3

RESTRICTED STOCK UNIT AGREEMENT

RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of July 25, 2012 (the “Grant Date”), by and between                     (the “Participant”) and Horizon Lines, Inc., a Delaware corporation (the “Company”), is made pursuant to and subject to the provisions of the Company’s 2012 Incentive Compensation Plan (the “Plan”). The Plan, as it may be amended from time to time, is incorporated herein by reference. All terms used herein that are defined in the Plan shall have the meanings given to them in the Plan.

1. Grant of Restricted Stock Units. Pursuant to the provisions of the Plan and this Restricted Stock Unit Agreement (the “Agreement”), the Company hereby grants to the Participant one-hundred and fifty thousand (150,000) restricted stock units (the “RSUs”) subject to the terms and conditions of the Plan and subject further to the restrictions, terms and conditions herein set forth.

2. Vesting. The RSUs shall vest and cease to be subject to any restrictions in accordance with the provisions of this Section 2.

(a)	Time-Based RSUs. The RSUs shall vest in accordance with the following schedule:

(i)	Twenty percent (20%) of the RSUs will vest if the Participant is continuously a member of the Board from the Grant Date to March 31, 2013;

(ii)	Forty percent (40%) of the RSUs will vest if the Participant is continuously a member of the Board from the Grant Date to March 31, 2014; and

(iii)	Forty percent (40%) of the RSUs will vest if the Participant is continuously a member of the Board from the Grant Date to March 31, 2015.

Except as specifically provided in this Agreement, unvested RSUs shall be forfeited upon Participant’s termination of service as a member of the Board.

(b)	Additional Vesting Events. Notwithstanding the foregoing, all outstanding and unvested RSUs shall become vested and no longer subject to restriction immediately prior to a Change of Control.

3. Settlement of RSUs.

(a)	Each vested RSU shall be settled by lump sum delivery of shares of Company Stock within thirty (30) days following termination of the Participant’s service as a member of the Board or, if a Change of Control occurs before the Participant’s termination of service as a member of the Board, immediately prior to the occurrence of such Change of Control.

(b)	The lump sum delivery to the Participant shall consist of one share of Company Stock for each vested RSU and cash equal to the amount of dividend equivalents credited to the RSU (if any). The Company shall cause to be delivered to the Participant one or more unlegended, freely-transferable stock certificates in respect of the shares of Company Stock issued upon settlement of vested RSUs.

(c)	No fractional shares of Company Stock will be issued pursuant to this Agreement. The Company will pay the Participant an amount in cash equal to the value of any fractional share of Company Stock that would have been issued to the Participant. Such cash payment shall be made at the same time as the other cash payments required pursuant to this Section 3.

4. Dividend Equivalent Rights. The RSUs do not provide the Participant with the rights of a shareholder of Company Stock. However, the Participant shall accumulate dividend equivalent rights on all RSUs in an amount equal to the cash dividends paid with respect to a share of Company Stock on each date prior to payment of the Participant’s RSUs that a cash dividend is paid on the Company Stock. The dividend equivalent rights shall be held by the Company as a bookkeeping account and shall be subject to the same terms and conditions (including vesting terms) as the corresponding RSUs and shall accumulate and be paid in the form of a single cash lump-sum payment if and when payment for the corresponding RSUs is made.

5. No Ownership. Other than the right to receive dividend equivalents, the Participant shall not have any rights of a stockholder with respect to the RSUs (including, without limitation, voting rights) until shares of Company Stock have been distributed to the Participant in connection with the Participant’s vested RSUs.

6. Nontransferability of the RSUs. The RSUs and any interest therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution and subject to the conditions set forth in this Agreement. Any attempt to transfer RSUs in contravention of this section is void ab initio. The RSUs shall not be subject to execution, attachment or other process.

7. Other Restrictions.

(a)	The RSUs shall be subject to the terms of any compensation recoupment policy now in effect or subsequently adopted by the Board. The terms of any such compensation recoupment policy shall be made a part of this Agreement.

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(b)	The Participant acknowledges that the Participant is subject to the Company’s policies regarding compliance with securities laws (as in effect from time to time), and, pursuant to these policies, if the Participant is on the Company’s insider list, the Participant shall be required to obtain pre-clearance from the Company’s General Counsel prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the RSUs, and may be prohibited from selling such shares other than during an open trading window. The Participant further acknowledges that, in its discretion, the Company may prohibit the Participant from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

8. Equitable Adjustment. If the number of outstanding shares of Company Stock is increased or decreased as a result of a Stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without receipt of consideration by the Company, the number and kind of the RSUs shall be proportionally adjusted by the Committee, as contemplated by the Plan, whose determination shall be binding.

9. Taxes. The parties may in their discretion provide for voluntary withholding of taxes in connection with the RSUs. The amount withheld shall not exceed the amount of Applicable Withholding Taxes that would have been required to have been withheld if the Participant were performing services for the Company as an employee. The parties may provide for payment of such voluntary tax withholding by having the Company retain that number of shares of Common Stock (valued at their fair market value as of the date of retention) that would satisfy all or a specified portion of such voluntarily withheld taxes.

10. No Right to Continued Board Service. Nothing contained in this Agreement shall be deemed to confer upon the Participant any right to continue to serve as a member of the Board.

11. Miscellaneous.

(a)	Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to principles of conflict of laws.

(b)	Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered in accordance with the notice provisions of the Plan.

(c)	Failure to Enforce Not a Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

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(d)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

(e)	Modifications; Entire Agreement; Headings. This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

12. Internal Revenue Code Section 409A.

(a)	It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Participant to payment of any interest or additional tax imposed under Code Section 409A, and shall be consistently interpreted in accordance with such intent. To the extent that any amount payable under this Agreement would trigger the additional tax, penalty or interest imposed by Code Section 409A, this Agreement shall be modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Participant or any other individual to the Company or any of their respective affiliates, employees or agents.

(b)	To the extent a payment or benefit under this Agreement is nonqualified deferred compensation subject to Code Section 409A, a termination of service by the Participant shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts upon or following a termination of service unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of service” or like terms shall mean “separation from service” within the meaning of Code Section 409A.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

HORIZON LINES, INC.

By:
Jeffrey A. Brodsky Chairman, Board of Directors

PARTICIPANT

[NAME]

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Exhibit 10.4

RESTRICTED STOCK UNIT AGREEMENT

RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of July 25, 2012 (the “Grant Date”), by and between                     (the “Participant”) and Horizon Lines, Inc., a Delaware corporation (the “Company”), is made pursuant to and subject to the provisions of the Company’s 2012 Incentive Compensation Plan (the “Plan”). The Plan, as it may be amended from time to time, is incorporated herein by reference. All terms used herein that are defined in the Plan shall have the meanings given to them in the Plan.

1. Grant of Restricted Stock Units. Pursuant to the provisions of the Plan and this Restricted Stock Unit Agreement (the “Agreement”), the Company hereby grants to the Participant                     restricted stock units (the “RSUs”) subject to the terms and conditions of the Plan and subject further to the restrictions, terms and conditions herein set forth.

2. Vesting. The RSUs shall vest and cease to be subject to any restrictions in accordance with the provisions of this Section 2.

(a)	Time-Based RSUs. Fifty percent (50%) of the RSUs shall be “Time-Based RSUs” and shall vest in accordance with the following schedule:

(i)	Twenty percent (20%) of the Time-Based RSUs will vest if the Participant remains in continuous employment with the Company from the Grant Date to March 31, 2013;

(ii)	Forty percent (40%) of the Time-Based RSUs will vest if the Participant remains in continuous employment with the Company from the Grant Date to March 31, 2014; and

(iii)	Forty percent (40%) of the Time-Based RSUs will vest if the Participant remains in continuous employment with the Company from the Grant Date to March 31, 2015.

Any Time-Based RSUs that are unvested upon the Participant’s termination of employment shall be forfeited.

(b)	Performance-Based RSUs. The remaining fifty percent (50%) of the RSUs shall be “Performance-Based RSUs” and shall vest on the dates set forth below (each, a “Performance Vesting Date”) in accordance with the following schedule:

(i)	Twenty percent (20%) of the Performance-Based RSUs will vest on March 31, 2013 if the Participant remains in continuous employment with the Company from the Grant Date to that date and the performance goals established by the Committee for the Company’s 2012 fiscal year (the “2012 Performance Year”) are fully achieved;

(ii)	Forty percent (40%) of the Performance-Based RSUs will vest on March 31, 2014 if the Participant remains in continuous employment with the Company from the Grant Date to that date and the performance goals established by the Committee for the Company’s 2013 fiscal year (the “2013 Performance Year”) are fully achieved; and

(iii)	Forty percent (40%) of the Performance-Based RSUs will vest on March 31, 2015 if the Participant remains in continuous employment with the Company from the Grant Date to that date and the performance goals established by the Committee for the Company’s 2014 fiscal year (the “2014 Performance Year”) are fully achieved.

The Committee shall in its sole discretion establish the performance goals for a fiscal year (a “Performance Year”), and also may provide for vesting of less than the full number of RSUs eligible to vest for such Performance Year based on lower levels of performance goal achievement for that Performance Year. The Committee shall establish the performance goals for the 2013 Performance Year and the 2014 Performance Year as soon as practicable following the first day of each such Performance Year, and shall establish the performance goals for the 2012 Performance Year by no later than the Grant Date. The Committee shall determine the number of RSUs that may vest for a particular Performance Year, contingent upon the Participant’s continued employment with the Company through March 31st of the year following the applicable Performance Year, after the Audit Committee of the Board has completed its final review of the Company’s audited financial statement for such Performance Year.

Notwithstanding the vesting schedule described above, if any Performance-Based RSUs do not vest on their assigned Performance Vesting Date solely because the performance goals for the Performance Year were not fully achieved, such Performance-Based RSUs will not be forfeited, but will remain outstanding and shall be eligible to vest on any following Performance Vesting Date (each, a “Following Vesting Date”) if the Participant remains in continuous employment with the Company to the Following Vesting Date and to the extent that the performance goals established by the Committee for the Performance Year ending immediately before the Following Vesting Date are achieved.

Except as otherwise specifically provided in this Agreement, unvested Performance-Based RSUs shall be forfeited upon the Participant’s termination of employment; provided, however, that if the Participant’s employment terminates after March 31st following the end of a Performance Year but before the Committee has determined the extent to which the performance goals for

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such Performance Year have been met, unvested Performance-Based RSUs shall not be forfeited until the Committee has made its determination of performance goal achievement for that Performance Year. In addition, the Participant shall forfeit all remaining unvested Performance-Based RSUs that do not vest based on the achievement of the performance goals for the 2014 Performance Year.

(c)	Additional Vesting Events. Notwithstanding the foregoing, all outstanding and unvested RSUs shall become vested and no longer subject to restriction immediately prior to a Change of Control.

3. Settlement of RSUs.

(a)	Each vested RSU shall be settled by lump sum delivery of shares of Company Stock (and potentially in cash, as described below), within thirty (30) days following termination of the Participant’s employment with the Company or, if a Change of Control occurs before the Participant’s termination of employment, immediately prior to the occurrence of such Change of Control. Fifty percent (50%) of the vested RSUs shall be settled in shares of Company Stock and the remaining fifty percent (50%) of such vested RSUs shall be settled, in the discretion of the Committee, either in shares of Company Stock, cash or any combination thereof (the amount of any cash to be determined based on the value of a share of Company Stock on the settlement date). All settlements of the vested RSUs shall be made in a single lump-sum payment.

(b)

Notwithstanding the foregoing, if the Committee determines pursuant to Section 2(b) that any Performance-Based RSUs have vested following the Participant’s termination of employment with the Company occurring after the March 31st immediately following the end of a Performance Year, then such vested RSUs shall be settled by lump sum delivery of shares of Company Stock and, if applicable, cash in accordance with the requirements of subsection (a). Settlement shall occur during the Company’s fiscal year that immediately follows the Performance Year to which such vesting relates (and within no later than thirty (30) days following the final review by the Audit Committee of the Board of the Company’s audited financial statements for such Performance Year).

(c)	The lump sum delivery described above shall include an additional amount of cash equal to the amount of dividend equivalents credited to the RSU (if any). The Company shall cause to be delivered to the Participant one or more unlegended, freely-transferable stock certificates in respect of the shares of Company Stock issued upon settlement of vested RSUs.

(d)	No fractional shares of Company Stock will be issued pursuant to this Agreement. The Company will pay the Participant an amount in cash equal to the value of any fractional share of Company Stock that would have been issued to the Participant. Such cash payment shall be made at the same time as the other cash payments required pursuant to this Section 3.

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4. Dividend Equivalent Rights. The RSUs do not provide the Participant with the rights of a shareholder of Company Stock. However, the Participant shall accumulate dividend equivalent rights on all RSUs in an amount equal to the cash dividends paid with respect to a share of Company Stock on each date prior to payment of the Participant’s RSUs that a cash dividend is paid on the Company Stock. The dividend equivalent rights shall be held by the Company as a bookkeeping account and shall be subject to the same terms and conditions (including vesting terms) as the corresponding RSUs and shall accumulate and be paid in the form of a single cash lump-sum payment if and when payment for the corresponding RSUs is made.

5. No Ownership. Other than the right to receive dividend equivalents, the Participant shall not have any rights of a stockholder with respect to the RSUs (including, without limitation, voting rights) until shares of Company Stock have been distributed to the Participant in connection with the Participant’s vested RSUs.

6. Nontransferability of the RSUs. The RSUs and any interest therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution and subject to the conditions set forth in this Agreement. Any attempt to transfer RSUs in contravention of this section is void ab initio. The RSUs shall not be subject to execution, attachment or other process.

7. Other Restrictions.

(a)	The RSUs shall be subject to the terms of any compensation recoupment policy now in effect or subsequently adopted by the Board (or the Committee). The terms of any such compensation recoupment policy shall be made a part of this Agreement.

(b)	The Participant acknowledges that the Participant is subject to the Company’s policies regarding compliance with securities laws (as in effect from time to time), and, pursuant to these policies, if the Participant is on the Company’s insider list, the Participant shall be required to obtain pre-clearance from the Company’s General Counsel prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the RSUs, and may be prohibited from selling such shares other than during an open trading window. The Participant further acknowledges that, in its discretion, the Company may prohibit the Participant from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

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8. Equitable Adjustment. If the number of outstanding shares of Company Stock is increased or decreased as a result of a Stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without receipt of consideration by the Company, the number and kind of the RSUs shall be proportionally adjusted by the Committee as contemplated by the Plan, whose determination shall be binding.

9. Taxes. The Participant shall be required to pay to the Company, or make arrangements satisfactory to the Company regarding the payment by the Participant to the Company of, an amount equal to all Applicable Withholding Taxes. The parties may provide for payment of Applicable Withholding Taxes by having the Company retain that number of shares of Company Stock (valued at their Fair Market Value as of the date of retention) that would satisfy all or a specified portion of such taxes. No payment with respect to the RSUs granted under this Agreement shall be made until the Participant has paid or has made arrangements approved by the Company to satisfy in full all Applicable Withholding Taxes.

10. No Right to Continued Employment. Nothing contained in this Agreement shall be deemed to confer upon the Participant any right to continue in the employment of the Company or any Affiliate.

11. Miscellaneous.

(a)	Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to principles of conflict of laws.

(b)	Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered in accordance with the notice provisions of the Plan.

(c)	Failure to Enforce Not a Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

(d)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

(e)	Modifications; Entire Agreement; Headings. This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

12. Internal Revenue Code Section 409A.

(a)	It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury

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regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Participant to payment of any interest or additional tax imposed under Code Section 409A, and shall be consistently interpreted in accordance with such intent. To the extent that any amount payable under this Agreement would trigger the additional tax, penalty or interest imposed by Code Section 409A, this Agreement shall be modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Participant or any other individual to the Company or any of their respective Affiliates, employees or agents.

(b)	To the extent a payment or benefit under this Agreement is nonqualified deferred compensation subject to Code Section 409A, a termination of employment by the Participant shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Code Section 409A. If the Participant is deemed on the date of a separation from service (within the meaning of Code Section 409A) to be a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Code Section 409A), then with regard to any payment or the provision of any benefit that is “nonqualified deferred compensation” within the meaning of Code Section 409A and which is paid as a result of the Participant’s “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

HORIZON LINES, INC.

By:
Samuel A. Woodward President and Chief Executive Officer

PARTICIPANT

[NAME]

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